Exhibit 107

CALCULATION OF FILING FEE

Form S-8

(Form type)

Stanley Black & Decker, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $2.50 per share	Other(2)	9,800,000	145.70(2)	$1,427,860,000	.0000927	$132,362.62

	Total Offering Amounts					$1,427,860,000		$132,362.62

	Total Fee Offsets							$0

	Net Fee Due							$132,362.62

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional securities that may become issuable under the Stanley Black & Decker 2022 Omnibus Award Plan (the “Plan”) by Stanley Black & Decker, Inc., a Connecticut corporation (the “Registrant”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on April 20, 2022, a date that is within five business days prior to the date of the filing of this Registration Statement.